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                             [BRITWIRTH LETTERHEAD]


October 10, 1995

Mr. David Terman
Mr. Albert Richmond
Champion Communication Services, Inc.
1610 Woodstead Court
Suite 330
The Woodlands, Texas 77380
U.S.A.

Dear Sirs:

RE: LETTER OF ENGAGEMENT

This letter will confirm the arrangements by which Champion Communication Services, Inc. (the "Company") has engaged BRITWIRTH Investment Company, Ltd. ("BRITWIRTH"). BRITWIRTH understands that the Company will initially complete a private placement and subsequently an initial public offering ("IPO") of its securities in the Province of Ontario. The Company also wishes to proceed, as soon as possible, to have its shares traded on The Canadian Dealing Network Inc. ("CDN") and to apply for listing on The Toronto Stock Exchange ("TSE"). Accordingly, the Company is retaining BRITWIRTH:

       (i) as the exclusive fiscal agents in connection with a proposed private placement of common shares or other equity securities
              (the "Common Shares") to be completed by the Company, for total gross proceeds (including debt conversion) of U.S $1,350,000 (the "Private Placement"). The terms of the Private Placement shall provide for the placement of 1,000,000 shares at U.S. $1.35 per share; 400,000 shares to Messrs. Terman and Richmond for debt conversion described in paragraph 10 and 600,000 shares to BRITWIRTH or as BRITWIRTH may further direct. The 600,000 shares taken by BRITWIRTH are subject to a 10% commission receivable by BRITWIRTH;
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       (ii)   as financial advisors to the Company in connection with the IPO, pursuant to which the Company would issue 325,000 units, each unit comprised of one common share and one common share purchase warrant. The warrant will be exercisable at U.S. $7.15 for a period of 18 months from the closing date of the IPO, to acquire one common share of the Company. However, the company may force warrant conversion if the closing price for the Company's stock is at $10.50 CAN. or more per share for at least 10 of any 20 consecutive days. The company will give 30 days notice if conversion is forced. The units would be issued for a price of U.S. $5.40 per unit, subject to a commission to the Agents (as hereinafter defined) of 10% for each unit sold, plus its reasonable offering expenses. The units would be sold pursuant to a prospectus, filed in the province of Ontario and such other provinces as directed by BRITWIRTH. The units would be issued following a proposed consolidation of the issued and outstanding shares of the Company on a one-for-two basis, to be completed following the Private Placement;

       (iii) to assist the Company in applying for a quotation of its common shares on the CDN. This application shall occur as soon as possible following the IPO; and

       (iv) to assist the Company in its application to list its common shares on the TSE, including arranging a sponsorship. The Company shall apply for such listing as soon as practicable.

1.     ENGAGEMENT

       The Company hereby engages BRITWIRTH for a period of eighteen months ending March 31, 1997 as (i) its exclusive agents in respect of the Private Placement and BRITWIRTH hereby accept these engagements, on the terms herein contained, and (ii) its exclusive financial advisors in respect of the IPO, and (iii) its advisor concerning applications to the CDN and the TSE for listing the common shares of the Company, and BRITWIRTH hereby accepts these engagements, on the terms herein contained.

2.     SERVICES

       During the term of these engagements, the services of BRITWIRTH will include those investment, financial, strategic, tactical and negotiating advisory services customarily provided in engagements of this nature.
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       During the term of these engagements, the Company will provide BRITWIRTH on request with an opportunity to undertake an investigation of the business, affairs, operations and capital of the Company and of its affiliates and associates sufficient to enable BRITWIRTH to properly perform its engagements hereunder. Subject to applicable law, BRITWIRTH agrees to keep all confidential information received pursuant to this engagement letter in strict confidence and to use such information only in the course of and for the purpose of, performing these engagements.

       The Company agrees that BRITWIRTH is entitled to rely without independent investigation on information, data and advice provided by the Company and its officers, employees and advisors.

3.     AGENCY AGREEMENT

       The terms of the IPO shall be subject to the provisions of a definitive agency agreement (the "Agency Agreement"). This agreement will be consistent with the terms of this engagement letter. Upon finalization of the structure and terms and conditions of the IPO, the Company shall enter into the Agency Agreement with an agent (or "agents") identified by BRITWIRTH and satisfactory to the Company acting reasonably.

       The Agency Agreement shall also contain representation, warranties, conditions and indemnities as are usual in agreements of that type, subject to such changes as are reasonable or necessary to conform such agreement to the terms of the engagement letter.

       The Agency Agreement will provide that the Agents will use their best efforts to identify purchasers of the units in Ontario and in such other jurisdictions as determined by the Agents. The sale of units to purchasers in Ontario and elsewhere will be effected in a manner pursuant to the prospectus requirements of the Ontario Securities Act (the "OSA") or other applicable laws.

4.     FEES AND EXPENSES

       For the services rendered by BRITWIRTH in connection with the services hereunder, the Company agrees to pay BRITWIRTH, or as BRITWIRTH may direct the following fees:
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       i.     a commission of 10% of the aggregate gross proceeds received from the Private Placement; such commissions to be reduced to 0% for that portion of the Private Placement purchased by Messrs. Terman and Richmond;

       ii. a commission of 10% plus reasonable offering expenses of BRITWIRTH, or the Agent or Agents in respect of the IPO, such commission will be based upon the gross proceeds received by the Company from the IPO; and

       iii. options to purchase 32,500 common shares only following completion of the IPO, exercisable during the period of three years from the Closing Date at a price of U.S. $5.40 per share or the equivalent price in Canadian dollars at which the common shares were issued under the IPO.

       The Company also agrees that with regard to the amounts raised for the Company pursuant to the Private Placement, an amount of U.S. $10,000 will be paid by the Company in respect of various expenses in conjunction with the preparation of the IPO, including amounts required in order to retain legal counsel and other professional advisors.

5.     EXCLUSIVITY

       The Company appoints BRITWIRTH in respect of the engagements set out in this letter on an exclusive basis, and agrees that it shall not retain the services of any other financial or fiscal advisor or agent in respect of any equity financing including the Private Placement, the IPO, or any other equity financing in relation thereto or similar thereto, other than as set out in these engagements, during the term of these engagements.

6.     RIGHT OF FIRST REFUSAL

       In the event that at any time during the term of this Agreement, the Company wishes to issue any additional common shares or other equity securities ("Future Financing") in the capita] of the Company, or to pursue any proposed Future Financings, the Company shall offer to BRITWIRTH the exclusive right to participate in such Future Financing, upon the terms and conditions, if applicable, solicited by or provided to the Company. Such terms and conditions shall be set out by notice ("Notice") given to BRITWIRTH. The Notice shall set forth a description of the proposed Future Financings, the purchase price for
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       each common share, and the other closing provisions. Upon receipt of the
       Notice, BRITWIRTH shall have the right to participate as exclusive agent of the Company in such Future Financing, upon the terms and conditions contained in such Notice. This right may be exercised by BRITWIRTH by giving notice of acceptance to the Company within fifteen days after receipt of the Notice. If BRITWIRTH is unable for whatever reason to complete such financing within ninety (90) days from the date of acceptance, the Company may pursue other financing arrangements.

7.     TERM

       These engagements shall be for an initial term of eighteen months. Thereafter, these engagements may be terminated by the Company or by BRITWIRTH at any time with or without cause, effective upon receipt by the other party of written notice.

       In the event that the Private Placement in the minimum amount of U.S. $810,000, before commissions, is not completed and funded to the Company on or prior to November 15, 1995, the Company may terminate this Agreement.

       If the minimum amount of U.S. $810,000 under the Private Placement has been raised by BRITWIRTH on or prior to November 15, 1995, then BRITWIRTH and/or its agents shall be entitled to full compensation under
       Section 4 with respect to 10% of the aggregate gross proceeds raised by BRITWIRTH with regard to the Private Placement.

       If the engagements of BRITWIRTH are terminated by the Company, BRITWIRTH and/or the Agent(s), as applicable, shall be entitled to full compensation under Section 4 with respect to:

       i. the Private Placement, in the event that at any time prior to the expiration of six months after such termination, the Private Placement, or a transaction similar to Private Placement, is consummated with a third party or parties with whom discussions or negotiation were undertaken by BRITWIRTH or its sub-agents prior to termination, and

       ii. the IPO, in the event that at any time prior to the expiration of six months after such termination, the IPO is consummated with a third party or parties with whom discussions or negotiations were undertaken by BRITWIRTH or its sub-agents prior to termination.

       Section 4 of this engagement letter shall survive the termination hereof and shall remain in full force and effect for the benefit of BRITWIRTH.
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8.     FAILURE TO COMPLETE IPO

       If the Company determines that it does not desire to complete the IPO, then BRITWIRTH shall receive from the Company, within 90 days of such determination by the Company to abandon the IPO, the net proceeds raised under the Private Placement, other than that portion of the Private Placement purchased by Messrs. Terman and Richmond. Such amount shall be repaid without interest or deduction.

9.     LOAN PAYABLE

       The Company hereby represents and warrants to BRITWIRTH that the long term debt of approximately U.S. $3.2 million owing to Champion Communications Company, a private company, shall be reduced to US $2.7 million owing, prior to completion of the Private Placement. Following the Private Placement, such loan may not be recalled by Champion Communications Company for any reason whatsoever. The loan shall be repaid in quarterly installments of $135,000, plus interest calculated at 10% per annum. The first installment shall commence April 1, 1996. Notwithstanding the foregoing, the Company may refinance the loan through a financial institution. on reasonable commercial terms.

10.    REPLACE PRIOR AGREEMENTS

       This agreement replaces any prior agreements.

11.    AGREEMENT

       If the forgoing accurately reflects the terms of our engagements, kindly execute the duplicate of this letter and return it to us, whereupon it will form a binding agreement between us enforceable in accordance with its terms which shall not be assignable and shall be governed by the laws of Ontario.

12. Prior to the closing of this transaction on November 15, 1995, The Company increase the number of authorized shares to facilitate the entire transactions including conversion of warrants.
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                                        Yours very truly,

                                        BRITWIRTH INVESTMENT COMPANY, LTD

                                        By: [ILLEGIBLE]
                                            ------------------------------

Agreed and accepted as of this 11th day of October, 1995.



/s/ DAVID TERMAN
---------------------------------
David Terman

/s/ ALBERT RICHMOND
---------------------------------
Albert Richmond


CHAMPION COMMUNICATION SERVICES, INC.

By:  /s/ MARY F. GARNER
    ------------------------
(an authorized officer)
Corporate Secretary